EXHIBIT 99.6

                            FORM OF LETTER TO BROKERS

                  ADVANCED BIOPHOTONICS INC. OFFERING OF RIGHTS
           TO PURCHASE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

                                              [             ], 2005

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      We are sending you this letter in connection with the offering by Advanced BioPhotonics Inc. (the "Company") of subscription rights that may be exercised to acquire (i) one share of our series B convertible preferred stock for every
3.72 shares of our common stock that you owned on June 10, 2005 for $.50 per share and (ii) five-year warrants to purchase that number of shares of our common stock equal to 50% of the number of shares of series B convertible preferred stock you acquire (the "Rights Offering"). The subscription right also carries the right to "oversubscribe" for shares of our common stock that are not otherwise purchased pursuant to the exercise of subscription rights. We have described the subscription rights and the Rights Offering in the enclosed prospectus dated [ ], 2005 (the "Prospectus") and evidenced the subscription rights by a Subscription Certificate registered in your name or the name of your nominee. We are asking you to contact your clients for whom you hold our common stock, registered in your name or in the name of your nominee, to obtain instructions with respect to the subscription rights. We have enclosed several copies of the following documents for you to use:

1.    The Prospectus;

2.    A letter from us to our stockholders;

3.    The Subscription Certificate together with instructions;

4. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding);

5. A form letter which may be sent to your clients for whose accounts you hold our common stock registered in your name or the name of your nominee;

6. A Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the subscription rights;

7.    A DTC Participant Over-Subscription Exercise Form;

8.    A Nominee Holder Certification Form; and

9. A return envelope addressed to Corporate Stock Transfer, Inc., as Subscription Agent (the "Subscription Agent") for the Rights Offering.
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      We request that you act promptly as the subscription rights will expire at
5:00 p.m., New York time on [ ], 2005, which date may not be extended (the "Expiration Date"). To exercise rights, a properly completed and executed Subscription Certificate and payment in full for all subscription rights must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date.

      If you have any questions about the Rights Offering, please contact our Chief Executive Officer, Denis A. O'Connor, by mail at 125 Wilbur Place, Suite 120, Bohemia, New York 11716, or by telephone at (631) 244-8244. If you have any questions regarding the mechanics of exercising the subscription rights or you need additional copies of rights offering documents, please contact Corporate Stock Transfer, Inc., the Subscription Agent for this Rights Offering, by mail at 3200 Cherry Creek South Drive, Suite 240, Denver, Colorado 80209, or by telephone at (303) 282-4800.

                                       Very truly yours,

                                       ADVANCED BIOPHOTONICS INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ADVANCED BIOPHOTONICS INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SERIES B CONVERTIBLE PREFERRED STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.